American Assets Trust, Inc. Reports Third Quarter 2021 Financial Results

Net income available to common stockholders of $10.0 million and $20.2 million for the three and nine months ended September 30, 2021, respectively, or $0.17 and $0.34 per diluted share, respectively
Funds From Operations per diluted share increased 30% and decreased 1% year-over-year for the three and nine months ended September 30, 2021, respectively, or $0.57 and $1.46 per diluted share, respectively
Acquisition of Eastgate Office Park and Corporate Campus East III in Bellevue, Washington for approximately $125 million and $84 million, respectively.

SAN DIEGO, California - 10/26/2021 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2021.

Third Quarter Highlights
•Net income available to common stockholders of $10.0 million and $20.2 million for the three and nine months ended September 30, 2021, respectively, or $0.17 and $0.34 per diluted share, respectively.
•Funds From Operations increased 30% and decreased 1% year-over-year to $0.57 and $1.46 per diluted share for the three and nine months ended September 30, 2021, respectively, compared to the same periods in 2020.
•Same-store cash NOI increased 14.3% and 9.0% year-over-year for the three and nine months ended September 30, 2021, respectively. Excluding lease termination fees, same-store cash NOI would have been 16.6% and 9.8% for the three and nine months ended September 30, 2021, respectively.
•Introducing 2021 annual guidance midpoint of $1.92 with a range of $1.91 to $1.93 of FFO per diluted share.
•For the three months ended September 30, 2021, we have collected 99% of office rents, 94% of retail rents (including the retail component of Waikiki Beach Walk) and 93% of multifamily rents, that were due during the third quarter.
•Total collections increased to 96% in the third quarter of 2021.
•Leased approximately 9,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 14% and increase of 8%, respectively, during the three months ended September 30, 2021.
•Leased approximately 117,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 7% and decrease of 2%, respectively, during the three months ended September 30, 2021.

Acquisition Highlights
•Acquired Eastgate Office Park on July 7, 2021, consisting of an approximately 280,000 square foot, multi-tenant office campus in the premier I-90 corridor submarket of Bellevue, Washington for $125 million.
•Acquired Corporate Campus East III on September 10, 2021, consisting of an approximately 161,000 square foot, multi-tenant office campus, less than five minutes away from downtown Bellevue, Washington for approximately $84 million.

Financial Results
Net income attributable to common stockholders was $10.0 million, or $0.17 per basic and diluted share for the three months ended September 30, 2021 compared to $5.0 million, or $0.08 per basic and diluted share for the three months ended September 30, 2020. For the nine months ended September 30, 2021, net income attributed to common stockholders was $20.2 million, or $0.34 per basic and diluted share compared to $24.8 million, or $0.41 per basic and diluted share for the nine months ended September 30, 2020. The year-over-year decrease in net income attributable to common stockholders is primarily due to (i) a $4.3 million debt extinguishment charge related to the repayment of the company's Senior Guaranteed Notes, Series A on January 26, 2021, and (ii) a $3.5 million net increase in interest expense related to our $500 million public bond offering at 3.375% issued in January of 2021. These decreases were offset by (i) a $2.9 million net increase in revenue at our Waikiki Beach Embassy Suites Hotel due to the easing of travel restrictions and availability of the COVID-19 vaccination, and (ii) an increase in office revenue due to higher annualized base rents at La Jolla Commons, Torrey Point and City Center Bellevue.

During the third quarter of 2021, the company generated Funds From Operations (“FFO”) for common stockholders of $43.4 million, or $0.57 per diluted share, compared to $33.3 million, or $0.44 per diluted share, for the third quarter of 2020. For the nine months ended September 30, 2021, the company generated FFO for common stockholders of $111.5 million, or $1.46 per diluted share, compared to $112.4 million, or $1.48 per diluted share, for the nine months ended September 30, 2020. The decrease in FFO from the corresponding period in 2020 was primarily due to the above described debt extinguishment charge, increase in interest expense related to the $500 million public bond offering, partially offset by an increase in revenue at our Waikiki Beach Walk Embassy Suites Hotel and an increase in revenue and annualized base rents in our office segment.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2021	June 30, 2021	September 30, 2020
Total Portfolio
Office	90.2%	90.3%	93.8%
Retail	91.7%	91.1%	95.0%
Multifamily	97.1%	87.8%	87.5%
Mixed-Use:
Retail	86.6%	89.2%	87.8%
Hotel (1)	77.9%	67.2%	52.8%

Same-Store Portfolio
Office (2)	92.7%	92.6%	96.1%
Retail	91.7%	91.1%	95.0%
Multifamily	97.1%	87.8%	87.5%
(1) Based on quarter-to-date average occupancy for the three months ended September 30, 2021. The average daily rate for the third quarter of 2021 was $240.48 per night and the occupancy was 77.9%.
(2) Same-store office leased percentages excludes (i) One Beach Street due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021 (iii) Corporate Campus East III which was acquired on September 10, 2021 and (iv) land held for development.

During the third quarter of 2021, the company signed 36 leases for approximately 142,400 square feet of office and retail space, as well as 667 multifamily apartment leases. Renewals accounted for 60% of the comparable office leases, 96% of the comparable retail leases, and 39% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the third quarter of 2021 and trailing four quarters ended September 30, 2021, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q3 2021	5	9,000	8.4%	$42.62	$39.32	13.5%
	Last 4 Quarters	39	144,000	3.3%	$44.48	$43.06	6.8%

Retail	Q3 2021	23	117,000	(2.2)%	$36.77	$37.58	6.7%
	Last 4 Quarters	91	420,000	(11.9)%	$39.62	$44.95	(6.8)%

Multifamily
The average monthly base rent per leased unit for same-store properties for the third quarter of 2021 was $2,090 compared to an average monthly base rent per leased unit of $2,193 for the third quarter of 2020, which is a decrease of approximately 5%.

Same-Store Cash Net Operating Income
For the three and nine months ended September 30, 2021, same-store cash NOI increased 14.3% and 9.0%, respectively, compared to the three and nine months ended September 30, 2020. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (1)
	September 30,			September 30,
	2021	2020	Change	2021	2020	Change
Cash Basis:
Office (2)	$28,572	$27,026	5.7	$85,457	$80,617	6.0%
Retail (2)	18,183	13,038	39.5%	50,041	40,696	23.0
Multifamily	6,979	6,967	0.2	20,433	21,789	(6.2)
Mixed-Use	—	—	—	—	—	—
Same-store Cash NOI (3)	$53,734	$47,031	14.3%	$155,931	$143,102	9.0%

(1)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; (iii) Eastgate Office Park which was acquired on July 7, 2021; (iv) Corporate Campus East III which was acquired on September 10, 2021 and (v) land held for development.
(2)    Same-store cash NOI for the three and nine months ended September 30, 2021 includes cash lease termination fees received of $0.2 million and $0.7 million, respectively.
(3)    Excluding lease termination fees for the three and nine months ended September 30, 2021, same-store cash NOI would have been 16.6% and 9.8%, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At September 30, 2021, the company had gross real estate assets of $3.5 billion and liquidity of $521.9 million, comprised of cash and cash equivalents of $171.9 million and $350.0 million of availability on its line of credit, which the company believes is sufficient to meet the company's short-term liquidity requirements. At September 30, 2021, the company has only 1 out of 30 assets encumbered by a mortgage. The company has no debt obligations maturing during the remainder of 2021.

Dividends
The company declared dividends on its shares of common stock of $0.30 per share for the third quarter of 2021. The dividends were paid on September 23, 2021.

In addition, the company has declared a dividend on its common stock of $0.30 per share for the fourth quarter of 2021. The dividend will be paid in cash on December 23, 2021 to stockholders of record on December 9, 2021.

COVID-19 Operational Update

Rent Collection for the Third Quarter of 2021 and October 2021(1)

	July	August	September	Q3 Average	October
Office	99.0%	99.5%	99.5%	99.3%	99.3%
Retail	93.1%	95.9%	96.5%	95.1%	96.1%
Multifamily	91.1%	95.0%	94.1%	93.4%	96.1%
Mixed-Use (2)	85.2%	84.7%	78.7%	82.9%	72.9%
Average	95.4%	97.2%	97.1%	96.6%	97.1%
(1) Data as of October 21, 2021.
(2) Includes only the retail portion of Waikiki Beach Walk Retail and Embassy Suites Hotel.

Rent Deferrals
As of September 30, 2021, we have entered into deferral agreements for $9 million of recurring rents related to the second quarter of 2020 through the third quarter of 2021. The weighted average payback period of the deferral agreements is approximately 40 months. Revenue from approximately 67% of tenants with deferral agreements is recognized on a straight-line basis comprising approximately 40% of the deferred amount. For the third quarter of 2021, we collected approximately 96% of the $0.8 million of the deferred rent repayments due during the period.

Guidance
The company is introducing 2021 guidance for full year 2021 FFO per diluted share of $1.91 to $1.93 per share.

The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. Management will discuss the company's guidance in more detail on tomorrow's earnings call. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2021 on Wednesday, October 27, 2021 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 7267501. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, October 27, 2021 through Wednesday, November 3, 2021. To access the replay, dial 1-855-859-2056 and use the pass code 7267501. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2021 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2021	December 31, 2020
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,386,539	$3,155,280
Construction in progress	117,069	91,047
Held for development	547	547
	3,504,155	3,246,874
Accumulated depreciation	(823,198)	(754,140)
Real estate, net	2,680,957	2,492,734
Cash and cash equivalents	171,923	137,333
Restricted cash	1,716	1,716
Accounts receivable, net	7,421	6,938
Deferred rent receivables, net	80,369	72,476
Other assets, net	108,684	106,112
Total assets	$3,051,070	$2,817,309
Liabilities and equity
Liabilities:
Secured notes payable, net	$110,955	$110,923
Unsecured notes payable, net	1,537,772	1,196,677
Unsecured line of credit, net	—	99,151
Accounts payable and accrued expenses	88,851	59,262
Security deposits payable	7,996	6,590
Other liabilities and deferred credits, net	86,805	91,300
Total liabilities	1,832,379	1,563,903
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,472,065 and 60,476,292 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	605	605
Additional paid-in capital	1,450,096	1,445,644
Accumulated dividends in excess of net income	(207,910)	(176,560)
Accumulated other comprehensive income	2,248	1,753
Total American Assets Trust, Inc. stockholders' equity	1,245,039	1,271,442
Noncontrolling interests	(26,348)	(18,036)
Total equity	1,218,691	1,253,406
Total liabilities and equity	$3,051,070	$2,817,309

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Rental income	$93,804	$80,759	$262,573	$252,059
Other property income	4,482	3,615	11,508	11,167
Total revenue	98,286	84,374	274,081	263,226
Expenses:
Rental expenses	23,466	19,208	61,916	58,757
Real estate taxes	9,644	11,491	31,610	31,497
General and administrative	6,827	6,438	20,574	19,937
Depreciation and amortization	30,680	26,914	85,827	80,869
Total operating expenses	70,617	64,051	199,927	191,060
Operating income	27,669	20,323	74,154	72,166
Interest expense	(14,722)	(13,302)	(43,589)	(40,105)
Early extinguishment of debt	—	—	(4,271)	—
Other income (expense), net	(52)	(531)	(179)	(261)
Net income	12,895	6,490	26,115	31,800
Net income attributable to restricted shares	(145)	(87)	(417)	(260)
Net income attributable to unitholders in the Operating Partnership	(2,709)	(1,365)	(5,459)	(6,778)
Net income attributable to American Assets Trust, Inc. stockholders	$10,041	$5,038	$20,239	$24,762

Net income per share
Basic income attributable to common stockholders per share	$0.17	$0.08	$0.34	$0.41
Weighted average shares of common stock outstanding - basic	59,990,343	59,825,174	59,986,844	59,757,709

Diluted income attributable to common stockholders per share	$0.17	$0.08	$0.34	$0.41
Weighted average shares of common stock outstanding - diluted	76,171,880	76,118,032	76,168,381	76,115,456

Dividends declared per common share	$0.30	$0.25	$0.86	$0.75

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2021
Funds From Operations (FFO)
Net income	$12,895	$26,115
Depreciation and amortization of real estate assets	30,680	85,827
FFO, as defined by NAREIT	$43,575	$111,942
Less: Nonforfeitable dividends on restricted stock awards	(143)	(412)
FFO attributable to common stock and units	$43,432	$111,530
FFO per diluted share/unit	$0.57	$1.46
Weighted average number of common shares and units, diluted	76,173,444	76,169,626

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Nine Months Ended (1)
	September 30,		September 30,
	2021	2020	2021	2020
Same-store cash NOI	53,734	$47,031	$155,931	$143,102
Non-same-store cash NOI	6,256	808	12,280	3,676
Tenant improvement reimbursements (2)	(24)	2,264	267	5,263
Cash NOI	$59,966	$50,103	$168,478	$152,041
Non-cash revenue and other operating expenses (3)	5,210	3,572	12,077	20,931
General and administrative	(6,827)	(6,438)	(20,574)	(19,937)
Depreciation and amortization	(30,680)	(26,914)	(85,827)	(80,869)
Interest expense	(14,722)	(13,302)	(43,589)	(40,105)
Early extinguishment of debt	—	—	(4,271)
Other income (expense), net	(52)	(531)	(179)	(261)
Net income	$12,895	$6,490	$26,115	$31,800

Number of properties included in same-store analysis	26	25	26	24
(1)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; (iii) Eastgate Office Park which was acquired on July 7, 2021; (iv) Corporate Campus East III which was acquired on September 10, 2021 and (v) land held for development.
(2)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(3)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; net change in lease receivables, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, net change in lease receivables, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's office portfolio comprises approximately 3.9 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607